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Maxim Integrated Products, Inc.                                     Exhibit 11.1
Computation of income per share
 (amounts in thousands, except per share amounts)


                                                                Three Months
                                                                   Ended
                                                                 September
                                                                    30,
                                                          ------------------------
                                                            1994            1995
                                                          --------        --------

Weighted average shares outstanding                         28,721          29,710

Add weighted average shares from assumed exercise
     of options and warrants when treasury shares are
     reacquired at average stock market price                5,850           8,748

Less weighted average shares assumed repurchased
     from tax benefit from the assumed exercise
     of non-qualified stock options                         (2,026)         (3,183)
                                                          --------        --------

Common and common equivalent shares used
     in computing net income per share                      32,545          35,275
                                                          ========        ========


Net income applicable to computation of
     income per share                                     $  8,304        $ 22,585
                                                          ========        ========

Income per share                                          $   0.26        $   0.64
                                                          ========        ========
